Exhibit 10.1

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks (***) denote omissions.

LICENSE AGREEMENT

This License Agreement made and entered into this 23rd day of June, 2017 (the “Effective Date’) by and between;

Himatsingka America, Inc., a Delaware corporation having its principal place of business at 261 Fifth Avenue, Suite 1400, New York, New York (“HAI”), which expression shall, where the context admits, include its successors and permitted assigns, of the ONE PART

AND

Applied DNA Sciences, Inc., a Delaware corporation, having its principal place of business at 50 Health Sciences Drive, Stony Brook, New York 11790 (“ADNAS”), and APDN (B.V.I.) Inc., a British Virgin Islands corporation, having an address at 50 Health Sciences Drive, Stony Brook, New York 11790 (“APDN”), which expressions shall, where the context admits, include their successors and permitted assigns, of the OTHER PART

HAI, ADNAS and APDN are hereinafter collectively referred to as the “Parties” and individually, as a “Party”.

WHEREAS, ADNAS and Divatex Home Fashion, Inc., a predecessor to HAI, entered into a Mutual License Agreement dated March 25, 2015 (the “MLA”) relating to intellectual property owned by the Parties;

WHEREAS, the Parties are desirous of entering into a new Agreement dealing with the intellectual property of the Parties as well as certain related matters; and

WHEREAS, upon execution of this Agreement the MLA shall be deemed mutually terminated by the Parties, and this Agreement shall be the only agreement between the parties with regards to the subject matter set forth herein.

NOW WHEREFORE, the Parties agree as follows:

1.	DEFINITIONS

(a)	“ADNAS Marks” shall mean the applieddnasciences®, Signature® T, FiberTyping®, geotyping trademarks and all variations thereof and logos associated therewith, and shall also include all future trademarks developed by ADNAS which are used to identify any technology licensed by HAI hereunder.

(b)	“Affiliate” shall mean with respect to a Party, any entity or person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party. For purposes of their definition, “control” (a) means ownership, directly or through Affiliates of (i) more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (ii) more than fifty percent (50%) of the equity interests in the case of any other type of legal entity or status as a general partner in any partnership, or (b) any other arrangement whereby an entity or person has the right to elect a majority of the Board of Directors or equivalent governing body of a corporation or other entity or the right to direct the management and policies of a corporation or other entity.

(c)	“Agreement” shall mean this License Agreement.

(d)	“Backup License” shall mean a worldwide, sub-licensable, non-transferable, royalty- bearing license to the Signature T Technology and the Typing Technologies for use solely on cotton Products and which shall be exclusive to HAI and its Affiliates with respect to cotton Products.

(e)	“Backup License Event” means the events as described in section 6(v).

(f)	“BL Exercise” shall mean written notice to ADNAS of HAI’s intention to exercise its rights under the Backup License.

(g)	“Blended Products” shall mean any Products comprised of both synthetic and cotton fibers.

(h)	“FiberTyping” shall mean the analysis of cotton chloroplast DNA to detect specific known length and/or sequence polymorphisms for the purpose of identifying the extent of Gossypium barbadense and/or gossypium hirsutum present in cotton fabric, including Licensor’s patented technology for such analysis.

(i)	“GeoTyping” shall mean the analysis of cotton chloroplast DNA to detect specific known length and/or sequence polymorphisms for the purpose of identifying the different cultivars and/or regionality in mature cotton fiber, including Licensor know-how associated therewith and any future patented technology of Licensor for such analysis.

(j)	“HAI Marks” shall mean the PIMACOTT® brand and logo, GizaCott, AmeriCott and HomeGrown trademarks of HAI and all variations thereof, and shall also include all future trademarks developed by HAI which connote the use of the Licensed Patents or Licensed Know-How with respect to Products.

(k)	“Home Products” shall mean finished home textile products made from cotton, including without limitation, sheets, pillowcases, duvets, shams, quilts, comforters, blankets, pillows, towels, window coverings, upholstery, draperies and rugs.

(l)	“Licensed Know-How” shall mean unpublished research and development, unpatented inventions (including inventions for which patent protection has expired), trade secrets and technical data and information which is now or hereafter owned by or in the possession of Licensor and which are related to or directed to or used in connection with the Signature T Technology and/or the Typing Technologies or useable in connection with the application of the Signature T Technology or the Typing Technologies to Products.

(m)	“Licensed Patents” shall mean all patents and patent applications of Licensor, whether owned, currently filed or filed after the Effective Date of this Agreement, including all divisional, continuations, continuations-in-part, re-examination, re-issues and extensions thereof, utilizing models, designs, innovation patents or any equivalent right, which are related to or directed to or used in connection with the Signature T Technology and/or the Typing Technologies or useable in connection with the application of the Signature T Technology or the Typing Technologies to Products. A list of certain specific current Licensed Patents is attached as Exhibit A.

(n)	“Licensing Revenue” shall mean royalties and fees received by HAI or its Affiliates in connection with the licensing for use in Non-Home Products of those of HAI’s trademarks which connote use of the Licensed Patents or Licensed Know-How and/or in connection with the sub-licensing of the Licensed Patents or Licensed Know-How (and shall not, for the avoidance of doubt, include the sale price of any Products).

(o)	“Licensor” shall mean, collectively, ADNAS, APDN and all other Affiliates of ADNAS.

(p)	“Net Sales” shall mean gross invoiced sales by HAI and its Affiliates of DNA tagged yarn to Non-Home Customers less all statutory deductions, shipping and handling, taxes, discounts and allowances.

(q)	“Non-Home Customers” shall mean all customers of HAI and its Affiliates in respect of Non-Home Products.

(r)	“Non-Home Products” shall mean finished products made from cotton which are not Home Products.

(s)	“Products” shall mean Unfinished Cotton, Home Products and Non-Home Products.

(t)	“Referred Non-Home Customer” shall mean potential customer opportunities identified and referred by ADNAS to HAI in respect of Non-Home Products.

(u)	“Signature T Technology” shall mean (a) the technology platform for marking materials with a Deoxyribonucleic Acid (“DNA”) molecular tag; (b) subsequent authentication of the DNA tags at various points in the supply chain; (c) reporting the authentication; and (d) includes applicable Licensed Patents and Licensed Know-How.

(v)	“Taggant” shall mean the DNA concentrates used for the marking/tagging of cotton fiber as part of the Signature T Technology.

(w)	“Territory” shall mean worldwide.

(x)	“Test Report” shall mean a report indicating the results of testing conducted by ADNAS which shall include the Signature T Technology and/or the Typing Technologies.

(y)	“Third Party” shall mean any entity or person other than ADNAS, APDN, HAI, or any of their Affiliates.

(z)	“Transfer Devices” shall mean machines/devices used for the purpose of applying Taggant on cotton fiber.

(aa)	“Typing Technologies” shall mean FibreTyping and GeoTyping.

(bb)	“Unfinished Cotton” shall mean cotton fiber and all materials and items made from cotton, including yarn and greige, which is not a finished product.

2.	GRANT OF TECHNOLOGY LICENSE

i.	Licensor hereby grants to HAI and its Affiliates, for the term described in Section 9 worldwide, exclusive, sub-licensable, royalty-free (except for the royalties specified in Section 5 below) license to all Licensed Patents and any Licensed Know-How for use in connection with Products in the Territory.

ii.	Notwithstanding the above grant of exclusivity:

a.	ADNAS shall retain a limited right, during the term of this Agreement, to use its FiberTyping technology for Blended Products for the sole purposes of market surveys and to screen for species compliance. Such market surveys shall be used only for ADNAS’ internal purposes. In no event shall this limited right be construed as consent by HAI for ADNAS to use its FiberTyping technology to provide testing or verification of any Blended Products for any third party customers. ADNAS covenants and agrees that it will make no public claims and that it will not permit any other party to make any public claims relating to ADNAS’ use of the FiberTyping technology in relation to any Blended Product or that the cotton component of any Blended Product has been authenticated or verified by ADNAS without HAI’s prior written consent; and

b.	ADNAS shall retain a limited right, during the term of this Agreement, to use in respect of cotton any of its GeoTyping technologies in connection with only the following: (1) governmental and quasi-governmental entities; (2) non-governmental (NGO) not-for-profit organizations; (3) non-commercial trade entities and associations; (4) compliance with commercial seed manufacturer’s seed licensing programs; and (5) the search for human trafficking.

iii.	HAI and/or its Affiliates have no rights to any other intellectual property of Licensor other than the license granted hereunder to the Licensed Patents, Licensed Know-How, Signature T, and Typing Technologies, as well as the Backup License, for use in connection with Products in the Territory.

3.	RIGHTS & OBLIGATIONS OF LICENSOR & ADNAS

i.	ADNAS confirms that it will test the Product samples sent by HAI and/or its Affiliates and/or HAI’s sub-licensees within thirty (30) days of receipt of the Product samples and promptly send the Test Reports to HAI. In no event shall ADNAS withhold such Test Reports.

ii.	ADNAS shall provide reasonable technical assistance and reasonably required content to assist and further the marketing efforts of HAI. ADNAS will continue to use reasonable efforts to develop or identify new technological innovations to keep pace with the marketplace and provide HAI with prompt information regarding technology advances it may make regarding the Signature T Technology and the Typing Technologies in order to keep HAI and its personnel updated in support of HAI’s marketing endeavors.

iii.	ADNAS shall manufacture, supply and provide adequate maintenance support for the Transfer Devices, as required by HAI, for tagging cotton fiber. The lead time for delivery of a Transfer Device shall be four (4) months, provided however that at all times ADNAS shall have on hand and available for prompt delivery at least one Transfer Device.

iv.	ADNAS shall ensure that it will supply the Taggant and meet the requirements of HAI and/or its Affiliates, within six (6) weeks of receiving any orders from HAI and/or its Affiliates. ADNAS shall be responsible for the clear and proper application of the Taggant on cotton fiber, including the timely monitoring of such application.

v.	ADNAS shall promptly establish and equip an independent testing laboratory in Ahmedabad, India, to test Products and provide Test Reports for samples sent by HAI and/or its Affiliates and/or HAI’s sub-licensees.

vi.	ADNAS will bear all labor and travel costs of its personnel.

vii.	APDN covenants and agrees not to (and ADNAS covenants and agrees to cause APDN not to), at any time during the term of this Agreement, commerce, file, petition, enter into, consent to, make or permit any bankruptcy, liquidation, reorganization, administration or other insolvency proceeding or process, or the appointment of any receiver or trustee for its assets or business or assignment for the benefit of creditors or other winding up or settlement of affairs with respect to APDN or its assets or business other than a bankruptcy filing in an appropriate court located in the United States under Title 11 of the United States Code, as amended.

4.	RIGHTS & OBLIGATIONS OF HAI AND/OR ITS AFFILIATES

i.	HAI and/or its Affiliates shall be solely responsible for promoting, marketing and selling of the Signature T Technology and the Typing Technologies for use with Products in the Territory and ADNAS will promptly direct any trade enquiries to HAI.

ii.	HAI and/or its Affiliates shall be solely responsible for maintaining and monitoring the supply chain management process for Products.

iii.	HAI will be responsible and shall bear all costs of creating trademarks in furtherance of its marketing efforts (which trademarks shall be owned by HAI and/or its Affiliates and if any such trademark is used to connote the use of the Signature T Technology or the Typing Technologies with respect to Products then such trademark shall be deemed included in the definition of HAI Marks for purposes hereof).

iv.	HAI and/or its Affiliates will pay for the tagging and testing which it requires from time to time during the entire supply chain process for Products.

v.	Subject to client/customer requirements, during the term of this Agreement: (a) HAI shall exclusively use ADNAS pursuant to the terms of this Agreement to provide all of its requirements for cotton supply chain security technologies which use molecular science or genotyping to track, trace and verify cotton purity, and (b) HAI and its Affiliates shall tag with the Signature T Technology and test with the Typing Technologies, all Products to be sold by HAI or its Affiliates under any program whereby HAI or its Affiliates commit to any customer that cotton purity will be scientifically tracked, traced and verified by the tagging of cotton. The foregoing exclusivity covenants shall cease to apply if the Signature T Technology and/or the Typing Technologies become obsolete or commercially non-viable. If HAI elects to deem the Signature T Technology and/or the Typing Technologies obsolete or commercially non-viable pursuant to the foregoing, then all technology licenses granted in Section 2 above in respect to such obsolete or commercially non-viable technology shall thereafter be non-exclusive to HAI.

vi.	During the term of this Agreement, HAI agrees to promptly and in good faith consider all legitimate potential customer opportunities identified by ADNAS to HAI in writing in respect of Non-Home Products. If HAI determines that it is not commercially reasonable or is under the circumstances not viable to proceed with a business relationship with any such Referred Non-Home Customer, HAI shall promptly notify ADNAS in writing of its basis for rejecting the opportunity with such Referred Non-Home Customer and the action or actions such Referred Non-Home Customer would need to take (if any would be possible) for HAI to reverse such rejection and proceed with the business opportunity. In any case, the decision to accept or reject an opportunity shall be made in the sole discretion of HAI.

vii.	HAI will bear all labor and travel costs of its personnel.

5.	FINANCIAL MATTERS

i.	Taggant Price: During the term of this Agreement (other than as provided in Section 6), HAI shall purchase Taggant from ADNAS, with the price of such Taggant to be as follows:

a.	*** *** (US $***) for each pound of pima cotton fiber or organic cotton fiber which can be tagged with the ordered Taggant; and

b.	*** *** (US ***) for each pound of upland cotton fiber which can be tagged with the ordered Taggant, as applicable.

ii.	Ordering, Delivery and Payment for Taggant: HAI shall deliver written orders for such Taggant to ADNAS indicating the type of cotton to be tagged and other relevant terms, and HAI shall pay ADNAS for such Taggant net 60 days after the later of (a) the date of delivery thereof, or (b) the date when delivery thereof was requested by HAI in its applicable order. Shipping of Taggant shall be FOB Stony Brook, New York.

iii.	Transfer Device Costs: The Parties agree to continue their current practice that the cost of equipment and installation of DNA Transfer Devices will be borne by the individual gins where such Transfer Devices are installed (and not by HAI or its Affiliates).

iv.	Testing Charges: During the term of this Agreement (other than as provided in Section 6), HAI will pay for Test Reports as follows:

a.	It is agreed that all cotton fiber testing at the gins will be carried out by ADNAS at no additional testing charge to HAI, given that raw cotton testing costs are included in the Taggant price. The cotton fiber testing at the gin will be done at the same level of frequency as is ADNAS’ past practice prior to the Effective Date.

b.	Test Reports from the United States laboratory for testing Unfinished Cotton (excluding raw cotton fiber), Home Products and Non-Home Products shall be charged to HAI as follows:

(1)	*** to *** Test Reports per year: US $***;

(2)	*** to *** Test Reports per year: US $***; and

(3)	*** to *** Test Reports per year: US $***.

c.	Test Reports from the India laboratory for testing Unfinished Cotton (excluding raw cotton fiber), Home Products and Non-Home Products shall be charged to HAI as follows:

(1)	*** to *** Test Reports per year: US $***;

(2)	*** to *** Test Reports per year: US $***; and

(3)	*** to *** Test Reports per year: US $***.

d.	ADNAS will invoice monthly for the Test Reports that were uploaded on the ADNAS web portal or the HAI and/or HAI Affiliate’s web portal, as required by HAI during that month. Unless otherwise agreed, payment for each Test Report shall be made within sixty (60) days after receipt of such ADNAS invoices.

v.	Price Adjustment. The pricing for Taggant and Testing Charges set forth in Sections 5(i) and 5(iv), respectively, shall be increased ***% from the then current pricing every five (5) years from the Effective Date, with the first such adjustment to occur on the fifth anniversary of the Effective Date.

vi.	Royalty payment: In addition, during the term of this Agreement (other than during a period when the BL Exercise has occurred and is continuing, in which event Section 6(iv)(d) shall instead apply), ADNAS shall receive from HAI a royalty equal to the greater of: (A) *** percent (***%) of all Licensing Revenue received by HAI or its Affiliates consisting of license fees on Non-Home Products, or (B) *** percent (***%) of Net Sales. Such royalty will be payable quarterly in arrears by HAI after HAI has completed or received financial reports reflecting the relevant revenues for each calendar quarter. For each calendar quarter, said reports shall be issued to ADNAS within 10 days of the close of the quarter. For the avoidance of doubt, no licensing royalty shall be payable by HAI with respect to revenues relating to Home Products or Unfinished Cotton for Home Products.

vii.	Audit Rights: Upon the written request of ADNAS, HAI shall permit a qualified accountant or a person possessing similar professional status, in each case associated with an independent accounting firm acceptable to the Parties, to inspect during regular business hours and no more than once a year and going back no more than three (3) years preceding the current year, all or any part of HAI’s records and books necessary to check the accuracy of the royalties paid hereunder. The accounting firm shall enter into appropriate obligations with HAI to treat as confidential all information it receives during its inspection. The accounting firm shall disclose to ADNAS and HAI only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to ADNAS. The fees of the accounting firm shall be paid by ADNAS. Any failure by ADNAS to exercise its audit rights hereunder with respect to a calendar year within the time period allotted above shall constitute a waiver by ADNAS of its right to later object to any payments made to ADNAS under this Agreement during such calendar year. Notwithstanding the foregoing, if the accounting firm conducting an audit determines that there was a deficiency of at least ten percent (10%) in the amount of royalties which should have been paid to ADNAS, then ADNAS shall be entitled to have an audit twice per year until such time as the accounting firm determines that any deficiency is less than ten percent (after which, audit frequency shall revert to once per year).

6.	BACKUP LICENSE

i.	Subject to the terms and conditions of this Agreement upon the occurrence of a Backup License Event, ADNAS agrees to grant, and hereby grants, to HAI and its Affiliates, with the exceptions set forth below, the Backup License solely to enable HAI to manufacture Taggant, or have Taggant manufactured, to apply Taggant and to perform the Typing Technologies, to the extent required to ensure compliance with HAI’s quality assurance protocols. The Backup License shall become effective only upon the occurrence of a Backup License Event and receipt by ADNAS of the BL Exercise from HAI.

ii.	In the event of a BL Exercise, HAI shall have the right to grant sublicenses under the Backup License only to (A) its Affiliates; and/or (B) Third Parties, but only to the extent such sublicense is necessary to perform the contemplated tagging and testing by using the Signature T Technology and/or the Typing Technologies, upon the terms and conditions of this Agreement.

iii.	The granting by HAI of sublicenses under the Signature T Technology and/or the Typing Technologies as permitted herein, shall be at the discretion of HAI, and HAI shall have the sole power to determine whether or not to grant such sublicenses.

iv.	A BL Exercise may occur only while a Backup License Event is continuing. From and after ADNAS’ receipt of the BL Exercise, ADNAS shall have no obligation to perform tagging and testing for HAI. In the event of a BL Exercise, ADNAS shall cooperate with HAI in effecting the transfer of such technology as is necessary or useful, and shall provide such technical assistance as may reasonable required, including, without limitation, upon the request of HAI, promptly disclosing all of the Licensed Know-How in writing to HAI and recommending suitably qualified and experienced personnel for undertaking the responsibilities described above.

v.	HAI shall not exercise the Backup License granted above unless and until the occurrence of any one of the following events:

a.	ADNAS ceases its business operations generally or is the subject of a petition in bankruptcy or for reorganization or receivership, or ceases to function as a going concern or to conduct its operations in the normal course of business as previously conducted;

b.	ADNAS ceases the manufacture of Taggant, or informs HAI of ADNAS’ intention to cease using the Signature T Technology; or

c.	subject to Section 23 below, within any period of two (2) consecutive calendar months, ADNAS fails to perform tagging and/or provide Test Reports as requested by HAI and/or its Affiliates.

vi.	In consideration of the Backup License granted above, HAI shall pay ADNAS a royalty of *** (***%) of the fees that would otherwise be payable to ADNAS under section 5 with respect to tagging and testing performed during the period of the BL Exercise.

7.	LIMITED TRADEMARK LICENSES

i.	ADNAS specifically agrees that all rights in the HAI Marks are the sole property of HAI and except as provided in this Section 7 are not licensed to ADNAS hereunder, and that ADNAS shall not use such trademarks or any other trademarks owned by HAI or its Affiliates other than as permitted by this Section 7 or pursuant to a license granted hereafter by HAI. HAI specifically agrees that all rights in the ADNAS Marks are the sole property of ADNAS and except as provided in this Section 7 are not licensed to HAI hereunder, and that HAI shall not use such trademarks or any other trademarks owned by ADNAS or its Affiliates other than as permitted by this Section 7 or pursuant to a license granted hereafter by ADNAS.

ii.	During the term of this Agreement, HAI grants to ADNAS a non-exclusive, non-assignable, non-transferable, royalty-free license to use the HAI Marks solely for the purpose of promoting, marketing and disclosing to its customers, potential customers and investors the commercialization by HAI and its customers and licensees of the technology of ADNAS (and, for the avoidance of doubt, not for use on any products of any kind).

iii.	During the term of this Agreement, ADNAS and its Affiliates grant to HAI and its Affiliates a non-exclusive, non-assignable, non-transferable, royalty-free license to use the ADNAS Marks solely for the purpose of promoting, marketing and disclosing to customers, potential customers and investors the technology of Licensor licensed hereunder and used by HAI and its Affiliates, licensees and customers pursuant hereto (and, for the avoidance of doubt, not for use on any products of any kind).

iv.	The Parties confirm and agree that with respect to any use of the marks licensed pursuant to this Section 7, the Party which owns the marks (the “Owning Party”) has the authority to and shall exercise the following monitoring and quality control rights: (i) each press release, advertisement, promotional material, web site content, disclosure document or other material or document (“Materials”) on which the licensee under this Section 7 (the “Mark Licensee”) proposes to display any of the licensed marks shall be submitted to the Owning Party for its prior written approval before such Materials are used, (ii) all such Materials shall be of high quality so as to support and enhance the reputation of the Parties, (iii) all permitted advertising, marketing and promotion using the marks shall be conducted in compliance with all applicable laws and regulations, (iv) the Mark Licensee agrees to use such trademark notices as the Owning Party may reasonably require in connection with its use of any of the marks, and (v) in order for the Owning Party to verify the Mark Licensee’s compliance herewith, the Mark Licensee shall provide the Owning Party with such samples of, and shall allow the Owning Party such access for inspection of, any Materials bearing any of the marks as the Owning Party may reasonably request from time to time.

8.	INFRINGEMENT ENFORCEMENT

ADNAS shall contest and defend any Third Party infringement actions relating to any Licensed Patents or Licensed Know-How, and shall take all steps necessary to eliminate any infringement or interference. Any costs associated with an action brought by ADNAS shall be borne by ADNAS and ADNAS shall be solely entitled to receive and retain any recovery from any such action. If ADNAS does not file suit against any infringer and the infringement involves subject matter which is the subject of an exclusive license to HAI, then HAI shall the right, but not the obligation, to an enforcement action to eliminate such infringement or interference. ADNAS agrees to cooperate as necessary to enable such action. Any costs associated with an action brought by HAI shall be borne by HAI and HAI shall be solely entitled to receive and retain any recovery from any such action.

9.	TERM AND TERMINATION

i.	Subject to Section 9(ii): (a) the term of the license granted hereunder with respect to any patent included in the Licensed Patents shall continue until such patent is no longer in effect, and (b) the term of the license granted hereunder with respect to the Licensed Know-How and the term with respect to all other covenants and obligations of the Parties hereunder shall continue until June 23, 2042.

ii.	This Agreement may be terminated by either HAI or ADNAS (on behalf of Licensor) upon or after the occurrence of a material breach by the other Party of any of the terms or conditions of this Agreement which is not cured within thirty (30) days after the receipt of written notification thereof.

10.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Parties that:

i.	ADNAS represents and warrants that ADNAS or APDN owns (and covenants that at all times during the term of this Agreement ADNAS or APDN will own) all rights to the Licensed Patents and the Licensed Know-How and that the use of the Licensed Patents and the Licensed Know-How by HAI and its Affiliates and sub-licensees contemplated hereby will not infringe any intellectual property rights of any Third Party;

ii.	ADNAS represents and warrants that: (a) the Signature T Technology platform and the Typing Technologies, when coupled with adequate supply chain security protocols enforced by HAI, shall enable HAI to authenticate and effectively monitor the supply chain; and (b) its Licensed Patents do not contain any intellectual property, confidential information or trade secrets of any Third Party;

iii.	the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other organizational actions of the Party and its Affiliates, and this Agreement constitutes a valid and binding obligation of the Party enforceable against the Party in accordance with its terms;

iv.	the execution and delivery of this Agreement and the performance by the Party of any of its obligations hereunder do not and will not conflict with or result in a breach of any judgment of any court or governmental body applicable to the Party or, to the Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental authority applicable to the Party.

11.	CONFIDENTIALITY

i.	Except as (a) required by statute, ordinance or regulation, (b) required pursuant to compulsory legal process, (c) necessary for the exercise of the rights granted to the Parties under this Agreement, or (d) as expressly permitted under this Section 10, neither the Parties nor their Affiliates shall publicly announce or otherwise disclose to any Third Parties any of the terms of this Agreement or any confidential, proprietary, technical information, business plans, licensed Know-How, forecasts, products, strategies, trade secrets, supply chain protocols, client data, marketing strategies, know-how, current, future and proposed products, research & development, methods, procedures, discoveries, intellectual property, formulas, testing systems, manufacturing machines, marketing, finance or any other business information, whether disclosed in written or graphic form of the other Party (“Confidential Information”), without the prior written approval of the other Party. Except as otherwise provided in this Section, the Parties shall only release public announcements of the execution of this Agreement or any business arrangement in forms to be mutually agreed by the Parties.

ii.	If a Party is disclosing any Confidential Information because it is required to do so to comply with a statute, ordinance or regulation or compulsory legal process, including, without limitation, its reporting requirements under the Securities Exchange Act of 1934, as amended, such Party intending to make such disclosure shall give the other Party at least five business days’ prior notice in writing of the text of the intended disclosure, unless such statute, ordinance, regulation or compulsory legal process would require earlier disclosure, in which event the notice shall be provided as early as practicable. A Party that determines it is required to file this Agreement with the Securities and Exchange Commission or any other governmental authority, shall request confidential treatment with respect to the terms of this Agreement, shall consult in good faith with the other Parties regarding such confidential treatment and shall use commercially reasonable efforts to have redacted from any publicly available version such provisions as the Parties may agree from any copies filed pursuant to such statute, ordinance, regulation or compulsory legal process.

iii.	If disclosure of Confidential Information is being made in response to a valid order of a court of competent jurisdiction or other competent authority, the disclosing Party shall give the other Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the terms of this Agreement and any associated documents be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, such information disclosed in response to the order of a court or other competent authority shall be limited to that information that is legally required to be disclosed in response to such order.

iv.	Notwithstanding anything to the contrary above, each Party may disclose the Confidential Information to its respective Affiliates, and its and their respective, employees, directors, partners, representatives, agents, Third Party service providers, contractors, insurers, lenders, attorneys and accountants, or other persons or entities who have a need to know, subject to such receivers of Confidential Information, being bound by confidentiality obligations at least as restrictive as those mentioned herein.

v.	The above provisions of confidentiality shall not apply to that part of disclosing party’s Confidential Information if the receiving party is able to demonstrate by documentary evidence that such Confidential Information: (i) was in the receiving party’s possession prior to receipt from the disclosing party or is independently developed by the receiving party; (ii) was in the public domain at the time of receipt from disclosing party; (iii) subsequently becomes a part of the public domain through no fault of the receiving party; or (iv) is lawfully received by the receiving party from a Third Party having a right of further disclosure.

12.	INDEMNITY

i.	ADNAS shall indemnify and hold harmless HAI and its Affiliates and their respective directors, officers, employees, clients and agents and their respective successors, heirs and assigns (the “HAI Indemnitees”), against any allegations, liability, damage or loss incurred by, or imposed upon the HAI Indemnitees or any one of them in connection with (i) any claims, suits, actions, demands or judgments brought against such HAI Indemnitee(s) by any Third Party alleging intellectual property infringement associated with the license granted herein of the Licensed Patents or the Licensed Know-How or the use thereof by HAI, its Affiliates or its sub-licensees pursuant to the terms of this Agreement, (ii) any claims, suits, actions, demands or judgments brought against such HAI Indemnitee(s) by a Third Party based on the belief that the Signature T Technology platform and/or the Typing Technologies is incapable of or inadequate for DNA authentication or to identify the extent of gossypium barbadense and/or gossypium hirsutum present in cotton fabric, or (iii) any claims, suits, actions, demands or judgments brought against such HAI Indemnitee(s) by a Third Party that SignatureT technology and the Typing Technologies does not meet ADNAS claims with respect to efficacy.

ii.	ADNAS agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against the HAI Indemnitees with respect to the subject of the foregoing indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any HAI Indemnitee shall have the right to retain its own counsel, at its expense. If representation of such HAI Indemnitee by counsel retained by ADNAS would be inappropriate because of conflict of interests of such HAI Indemnitee and any other party represented by such counsel, HAI shall inform ADNAS of such conflict and the Parties shall discuss the retention of alternative counsel. ADNAS agrees to keep HAI informed of the progress in the defense and disposition of such claim and to consult with HAI prior to any proposed settlement and/or any admission of wrongdoing. ADNAS shall have the sole right to settle any such claim, provided, however that HAI shall have the right to approve any settlement that contains an express admission of liability or has a material adverse impact on HAI’s business.

iii.	HAI shall indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, employees, clients and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”), against any allegations, liability, damage or loss incurred by, or imposed upon the Licensor Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments brought against such Licensor Indemnitee(s) by any Third Party in connection with any alleged defects or false claims relating to the Products (including but not limited to, actions founded in product liability and consumer fraud/false advertising) unless caused by any action or inaction of ADNAS or any failure of the Licensed Patents or the Licensed Know-How or by any breach of any representation, warranty or covenant of ADNAS contained in this Agreement.

iv.	HAI agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against the Licensor Indemnitees with respect to the subject of the foregoing indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Licensor Indemnitee shall have the right to retain its own counsel, at its expense. If representation of such Licensor Indemnitee by counsel retained by HAI would be inappropriate because of conflict of interests of such Licensor Indemnitee and any other party represented by such counsel, ADNAS shall inform HAI of such conflict and the Parties shall discuss the retention of alternative counsel. HAI agrees to keep ADNAS informed of the progress in the defense and disposition of such claim and to consult with HAI prior to any proposed settlement and/or any admission of wrongdoing. HAI shall have the sole right to settle any such claim, provided, however that ADNAS shall have the right to approve any settlement that contains an express admission of liability or has a material adverse impact on ADNAS’ business.

v.	Insurance: During the term of this Agreement and so long as Products produced under the license granted hereunder are being sold or used, the Parties will maintain comprehensive general liability, property damage, and product liability insurance, through insurance carriers with an A.M. Best Rating of A-VII or better in an amount of five million dollars ($5,000,000.00). Such insurance coverage will be maintained with policy limits to reasonably cover the obligations and the scope of activities contemplated herein, and will name the other Party as an additional insured. Either Party will, at the reasonable request of the other Party, provide the other Party with evidence of such insurance coverage.

13.	NOTICES

All notices, requests, demands, or other communications under this Agreement shall be in writing. Notice shall be sufficiently given (and shall be deemed to be duly given upon receipt) by delivery in person or by overnight delivery service maintaining records of receipt to the respective Parties at the addresses specified below, or in each case such other address as such Party may hereafter specify by notice to the other Party.

Addresses for purpose of giving notice are as follows:

If to ADNAS, APDN or Licensor:

Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790
Attention: James Hayward

With a copy to:

Campolo, Middleton & McCormick, LLP
4175 Veterans Memorial Highway, Suite 400
Ronkonkoma, New York 11779
Attention: Joseph Campolo

If to HAI:

Himatsingka America, Inc.
261 Fifth Avenue, Suite 1400
New York, New York 10016
Attention: David Greenstein & Ashutosh Halbe

With a copy to:

Himatsingka Seide Limited
10/24 Kumara Krupa Road
High Grounds, Bangalore 560001
India
Attention: C. B. Ganapathy

And to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: James Abbott

14.	GOVERNING LAW, JURISDICTION& ENFORCEMENT

i.	This Agreement and the rights and obligations of the parties under this Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to its choice of law or conflicts of law principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any disputes arising under this Agreement, or otherwise relating in any way to the relationship or affairs of the Parties as a result of this Agreement, shall be properly resolved by the US Federal District Court of New York. The Parties agree that the US Federal District Court of New York has personal and subject matter jurisdiction over each of the Parties for the purpose of enforcing the terms of this Agreement. The Parties shall attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to the Parties’ performance under this Agreement, including disputes relating to the alleged breach or termination of this Agreement, promptly by good faith negotiations between the Parties and their representatives. No action shall be commenced by either Party until such negotiations to resolve the claim have occurred, provided that if the Parties are unable to resolve any such disputes within thirty (30) days of notice from a Party requesting that they do so, either Party may then commence legal action in the manner contemplated by this Section 14.

ii.	Notwithstanding any other provision of this Agreement, it is agreed by the Parties that any failure to comply with the provisions of any of Section 3(v), Section 3(vii) or Section 11 will result in irreparable and continuing harm for which there will be no adequate remedy at law. The Parties agree that in the event of any such breach of any of such Sections, the aggrieved Party shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary orders to prevent violations or to compel performance).

15.	ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of each Party hereto, and each of its successors and permitted assigns. Except as otherwise provided herein, none of the Parties shall have the power to assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party (other than an assignment to an Affiliate, which may be made without any such consent), and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect. To the extent any permitted assignment occurs, the assigning Party must unconditionally guarantee the assignee’s performance of this Agreement and no assignee may be a competitor of the non-assigning Party. Any permitted assignee’s acceptance of a permitted assignment of this Agreement constitutes such assignee’s promise to perform the assigning Party’s duties and obligations under this Agreement (and the non-assigning Party may enforce such promise against such assignee).

16.	ENTIRE AGREEMENT

This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersedes the MLA (which shall have no further force or effect) and all other prior and contemporaneous understandings or agreements of the Parties (other than those referenced in this Agreement). No Party has been induced to enter into this Agreement by, nor is any Party in connection with this Agreement relying on, any representation or warranty other than those expressly set forth in this Agreement.

17.	SUCCESSOR AND ASSIGNS; SURVIVAL

This Agreement shall be binding on ADNAS, APDN and HAI and their respective successors and permitted assigns. Expiration, termination or cancellation of this Agreement shall not affect any right or obligation which expressly or by its nature survives such expiration, termination or cancellation including, without limitation, the representations, warranties, indemnification and confidentiality obligations contained within.

18.	WAIVER

Except as otherwise provided herein, no waiver of a breach, failure of any condition, or any right or remedy, contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy. No waiver of any breach, failure, right or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

19.	LEGAL ADVICE

Each Party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement.

20.	ENFORCEABILITY

If a court of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable, or invalid, in whole or in part for any reason, the Parties agree to use commercially reasonable efforts to negotiate a provision, in replacement of the provision held illegal, unenforceable, or invalid, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.

21.	MODIFICATION

No terms or conditions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either Party, except that the Parties may supplement, amend, or modify’ this Agreement by a subsequent written agreement executed by the Parties through their authorized representatives.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed an original instrument, but all counterparts together shall constitute but one agreement, representatives.

23.	FORCE MAJEURE

In the event that either Party is unable to perform any of its obligations under this Agreement as a result of natural disasters, actions or decrees of governmental bodies, communication line failures not the fault of the affected Party, or any other delay or failure which arises from causes beyond a Party’s reasonable control (hereafter referred to as a “Force Majeure Event”), the Party whose performance has been so affected shall immediately give notice to the other Party and shall do everything reasonably possible to resume performance as soon as feasible. Upon receipt of such notice, those obligations that cannot be performed through commercially reasonable diligence shall be suspended. If the period of nonperformance by ADNAS as a result of a Force Majeure event exceeds four (4) months, it may give rise to a Backup License Event hereunder.

IN WITNESS THEREOF, the Parties, through their authorized officers, have executed this Agreement as of the Effective Date.

Applied DNA Sciences, Inc.

By:	/s/James A. Hayward

Name:	James A. Hayward

Title:	President, Chairman & CEO

Date:	23 June 2017

APDN (B.V.I.) Inc.

By:	/s/James A. Hayward

Name:	James A. Hayward

Title:	President

Date:	23 June 2017

Himatsingka America, Inc.

By:

Name:	Shrikant Himatsingka

Title:	Vice Chairman

Date:

By:

Name:	David Greenstein

Title:	Chief Executive Officer

Date:

EXHIBIT A

ADNAS Licensed Patents

US 8,669,079 — METHODS FOR GENETIC ANALYSIS OF TEXTILES MADE OF GOSSYPIUM BARBADENSE AND GOSSYPIUM HIRSUTUM COTTON

US 8,940,485 — METHODS FOR GENOTYPING MATURE COTTON FIBERS AND TEXTILES

US 9,290,819 — METHODS FOR GENOTYPING MATURE COTTON FIBERS AND TEXTILES

US 9,266,370 — DNA MARKING OF PREVIOUSLY UNDISTINGUISHED ITEMS FOR TRACEABILITY

US 14/631,992 — QUANTITATIVE GENETIC ANALYSIS OF ARTICLES INCLUDING GOSSYPIUM BARBADENSE AND GOSSYPIUM HIRSUTUM COTTON

PCT/US2016/019478 — QUANTITATIVE GENETIC ANALYSIS OF ARTICLES INCLUDING GOSSYPIUM BARBADENSE AND GOSSYPIUM HIRSUTUM COTTON

US 14/191,947 — METHODS FOR GENETIC ANALYSIS OF TEXTILES MADE OF GOSSYPIUM BARBADENSE AND GOSSYPIUM HIRSUTUM COTTON

US 13/789,093 - ALKALINE ACTIVATION FOR IMMOBILIZATION OF DNA TAGGANTS

PCT/US2014/021207 — ALKALINE ACTIVATION FOR IMMOBILIZATION OF DNA TAGGANTS

US 15/049,170 — DNA MARKING OF PREVIOUSLY UNDISTINGUISHED ITEMS FOR TRACEABILITY

PCT/US2014/023928 — DNA MARKING OF PREVIOUSLY UNDISTINGUISHED ITEMS FOR TRACEABILITY